ARTICLES OF AMENDMENT

the DREYFUS third century FUND, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:       The charter of the Corporation is hereby amended by striking Article FIRST of the Articles of Incorporation and inserting in lieu thereof the following:

"FIRST:  The name of the corporation (hereinafter called the "corporation") is The Dreyfus Sustainable U.S. Equity Fund, Inc."

SECOND:        The foregoing amendment to the charter of the Corporation is approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:      These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on May 1, 2017.

IN WITNESS WHEREOF, The Dreyfus Third Century Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of her knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

The DREYFUS Third Century Fund, Inc.

By:  /s/ Maureen E. Kane
 Maureen E. Kane

 Vice President

WITNESS:

/s/ Jeff Prusnofsky

Jeff Prusnofsky

Assistant Secretary